SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ZAMBA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	41-1636021
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
3303 Excelsior Boulevard, Suite 200, Minneapolis, Minnesota	55416
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☐

It this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☒

Securities Act registration file number to which this form relates:	Not applicable. (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on which Each Class is to be Registered
None	None

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Share Purchase Rights
(Title of class)

Item 1. Description of Registrant's Securities to be Registered

        On January 29, 2002, Zamba Corporation (the "Company") and Wells Fargo Bank Minnesota, N.A. (the "Rights Agent") entered into Amendment No. 1 to Rights Agreement ("Amendment No. 1") dated September 12, 1994 by and between the Company and the Rights Agent (the "Rights Agreement"), which Amendment No. 1 is attached as Exhibit 1 to this amended Registration Statement. Additionally, on November 26, 2002, the Company and the Rights Agent entered into Amendment No. 2 to the Rights Agreement ("Amendment No. 2"), which Amendment No. 2 is attached as Exhibit 2 to this amended Registration Statement. The Company hereby amends its Registration Statement on Form 8-A as originally filed with the Securities and Exchange Commission on September 15, 1994.

        The Rights Agreement has been amended as follows:

        1.    Amendment No. 1 has amended Section 1(a) of the Rights Agreement to revise the definition of "Acquiring Person" to exclude the Company's Chairman, Joseph B. Costello ("Costello") or any person who, following the death of Costello, acquires his Common Shares pursuant to a last will and testament or pursuant to the laws of descent and distribution applicable to his estate, unless Costello, or any person acquiring Costello's Common Shares in the manner described above, becomes the beneficial owner of 49.99% or more of the Common Shares of the Company then outstanding.

        2.    Amendment No. 2 has further amended Section 1(a) of the Rights Agreement to revise the definition of "Acquiring Person" to exclude Entrx Corporation if it acquires any Common Shares with respect to or on its conversion of the Convertible Secured Promissory Note, dated November 4, 2002, issued to it by the Company, unless Entrx or any of its Affiliates or Associates becomes the Beneficial Owner of 39.99% or more of the Common Shares of the Company then outstanding.

        3.    Amendments No. 1 and 2 have further amended the Rights Agreement as follows:

          (a.)  Section 3(c) of the Rights Agreement has been amended to revise the legend to be placed on the certificates for Common Shares to reference Wells Fargo Bank Minnesota, N.A. as the Rights Agent (as successor-in-interest to Norwest Bank Minnesota, N.A.) and to reference Zamba Corporation as the Company (as successor-in-interest to Racotek, Inc.).

          (b.)  Section 26 of the Rights Agreement has been updated to include the Company's and the Rights Agent's current address.

          (c.)  The Form of Right Certificate has been amended to reference Zamba Corporation as the Company (as successor-in-interest to Racotek, Inc.) and Wells Fargo Bank Minnesota, N.A. as the Rights Agent (as successor-in-interest to Norwest Bank Minnesota, N.A.).

          (d.)  The form of Summary of Rights to Purchase Preferred Shares has been amended to reference Zamba Corporation as the Company (as successor-in-interest to Racotek, Inc.) and Wells Fargo Bank Minnesota, N.A. as the Rights Agent (as successor-in-interest to Norwest Bank Minnesota, N.A.).

        Copies of Amendment No. 1 and Amendment No. 2 are attached hereto as Exhibits 1 and 2 and are incorporated herein by reference. The foregoing description of the amendments to the Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the applicable amendment.

        Capitalized terms used and not otherwise defined herein have the meaning ascribed to them in the Rights Agreement and the Amendments.

Item 2. Exhibits

Number	Exhibit
1.	Amendment No. 1 to Rights Agreement, dated January 29, 2002, by and between Zamba Corporation and Wells Fargo Bank Minnesota, N.A.
2.	Amendment No. 2 to Rights Agreement, dated November26, 2002, by and between Zamba Corporation and Wells Fargo Bank Minnesota, N.A.

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: December 19, 2002	ZAMBA CORPORATION
	By	/s/ IAN NEMEROV Ian Nemerov General Counsel

EXHIBIT INDEX

EXHIBIT	DESCRIPTION OF EXHIBIT
1	Amendment No. 1 to Rights Agreement, dated January 29, 2002, by and between Zamba Corporation and Wells Fargo Bank Minnesota, N.A.
2	Amendment No. 2 to Rights Agreement, dated November 26, 2002, by and between Zamba Corporation and Wells Fargo Bank Minnesota, N.A.